Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 23, 2016 (except for the effects of the adjustments described in Note 16 - Correction of Immaterial Error in Previously Issued Consolidated Financial Statements, as to which the date is March 16, 2017), with respect to the consolidated financial statements in the Annual Report of Erin Energy Corporation on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said report in the Registration Statements of Erin Energy Corporation on Forms S-8 (File No. 333-175294, 333-160737, 333-194503, and 333-152061) and Forms S-3 (File No. 333-163869, 333-167013, 333-201177 and 333-205911).

/s/ GRANT THORNTON LLP
Houston, Texas
March 16, 2017